Exhibit 99.1

Sonida Senior Living Completes $80 Million Refinancing Addressing All Debt Maturities Through Mid-2024

Transaction includes up to $50 million of additional capital for future growth

DALLAS, March 10, 2022 – Sonida Senior Living, Inc. (NYSE: SNDA), (the “Company” or “Sonida Senior Living”) one of the nation’s leading senior living owner-operators, announced that it has entered into a term loan agreement to refinance certain existing mortgage debt. The transaction includes an initial term loan of $80 million and up to $50 million of additional capital, including an uncommitted $40 million accordion, to fund future growth initiatives.

The term loan, which is secured by 10 of the Company’s senior living communities, addresses all debt maturities through mid-2024, reduces the company’s total debt by $38.5 million and reduces the blended interest rate for the ten communities by approximately 63 basis points while also including future opportunities for additional, performance-based interest rate reductions.

“This refinancing completes the Company’s balance sheet transformation, addresses all near-term debt maturities and positions the Company for its next phase of growth, which includes a focus on attractive ROIC capital expenditures within our existing portfolio as well as acquisitions,” said Kimberly S. Lody, President and CEO.

Transaction details include:

•	Initial term loan of $80 million, which may be increased by up to $10 million in two $5 million increments if certain financial performance metrics and other customary conditions are met

•	Maturity date of four years with optional one-year extension if certain financial performance metrics and other customary conditions are met

•	An uncommitted $40 million accordion which may be accessed to finance the acquisition of additional senior living communities

•	Interest rate of one-month SOFR plus 3.50%, subject to a SOFR floor of 0.25% and a lower SOFR spread of 3.25% or 3.00% depending on the Company’s debt yield and debt service coverage ratio

The Greystone Senior Housing Capital Markets team acted as exclusive advisor in arranging the financing on behalf of the Company.

About the Company

Dallas-based Sonida Senior Living is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 77 communities that are home to nearly 7,000 residents across 18 states providing comfortable, safe, affordable communities where residents can form friendships, enjoy new experiences and receive personalized care from dedicated team members who treat them like family.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

For more information, contact: Kimberly Lody (972) 308-8323, klody@sonidaliving.com